Exhibit 10.6

VIA PHARMACEUTICALS, INC

750 Battery Street

Suite 330

San Francisco, CA 94111

October 1, 2006

CONFIDENTIAL

Mr. James Stewart

632 Oxford Avenue

Venice, CA 90291

Dear Jim:

Via Pharmaceuticals, Inc., (“VIA”), is pleased to extend the following offer of employment to you:

• Start Date:	You will commence employment beginning November 20, 2006. VIA acknowledges that you have existing transition commitments to your current employer through November 17, 2006. To the extent you are able to work on VIA matters prior to your full-time start date, you will be paid at the rate of your salary below for days spent working on VIA matters.

• Job Title:	Sr. Vice President - Chief Financial Officer

• Base Salary:	Your salary is $275,000 per calendar year, payable ratably over the year on the 15th and last business day of each month.

• Equity Participation:

You will be granted an option to purchase 250,000 shares of common stock of VIA at an exercise price equal to its fair market value on the date of grant. Such option will be granted as soon as practicable following your start date. Options to purchase 50,000 shares will vest and become exercisable on the first anniversary of your start date with the remainder of the options vesting at the rate of 1/48th monthly thereafter. Upon VIA securing external third party financing of at least $30,000,000, 50,000 options shall immediately vest. The options are subject to the terms and conditions of VIA’s 2004 Stock Plan and the related agreements pursuant to which such grants will be made. Any other grant of options is solely in the discretion of VIA and subject to approval of our Board of Directors (or relevant committee of the Board).

• Benefits:	During your employment with VIA, you will be eligible for employee benefits applicable to your position, in effect from time to time, subject to all plan terms and eligibility. The benefits currently offered to full-time employees include group medical, dental, vision and prescription drug coverage, group life and AD&D insurance, long-term and short-term disability, 401(k) plan, flexible spending account, and paid time off. Additional information pertaining to benefits can be found in the enclosed employee packet.

• Relocation:	VIA will reimburse you up to $200,000 for expenses incurred in connection with your move to the San Francisco area. Such expenses shall include but be not limited to: (i) house hunting trips for you and your family, including hotel and airfare, (ii) commissions and closing costs paid in connection with the sale of your current home, (iii) up to two months temporary living expenses in the San Francisco area, including rent, security deposit, furniture rental and if necessary rental car, (iv) direct closing costs on new home and (v) a gross-up for taxes payable on any such reimbursements. VIA will not reimburse for (a) any expenses incurred on improvements to your current or your new home, or (b) mortgage points payable at the closing of a new home . You will be required to provide documentation of expenses incurred prior to reimbursement. VIA will pay directly for non taxable moving costs including packing, unpacking, moving and storage of household items, provided that VIA shall have the right to review the quotation for such costs in advance of incurring the expenses. In the event that you voluntarily terminate your employment with VIA, or your employment is terminated for cause (as defined below) prior to the first anniversary of your start date, you agree to reimburse VIA for the net of tax amount of the relocation expenses received.

• Commuting	For two months, or until you relocate your family to the San Francisco area, which ever comes first, in order that you may commute to work, VIA shall reimburse you for the normal business costs that will include (i) equivalent coach airfare between Los Angeles / Orange County and the San Francisco area provided that such trips do not occur more frequently than once a week, (ii) weekly rental car, and (iii) reasonable hotel expenses. You will be required to obtain advance approval for all such expenses from the CEO of VIA, and shall provide documentation of such expenses incurred prior to reimbursement.

• Location:	Your primary work location will be VIA’s San Francisco office. However, you may be required to travel on business for VIA from time to time.

• Severance:	In the event that VIA terminates your employment without cause and subject to your signing an effective release of claims against VIA, VIA will pay you severance equal to six month’s base salary, and will continue your group health (medical, dental, vision, and prescription drug) benefits as if you remained an active employee of VIA for a period of six months. The continuation of group medical benefits will be pursuant to and concurrent with any legally required continuation coverage period.

You may be terminated for “cause” for any of the following (a) the commission of an act of fraud or embezzlement against VIA or any affiliate thereof, (b) a breach of one or more of the following duties to VIA (i) the duty of loyalty, (ii) the duty not to take willful actions which would reasonably be viewed by VIA as placing your interest in a position adverse to the interest of VIA, (iii) the duty not to engage in self-dealing with respect to the VIA’s assets, properties or business opportunities, (iv) the duty of honesty or (v) any other fiduciary duty which you owes to VIA, (c) a conviction of (or a plea of guilty or nolo contendere in lieu thereof) for (i) a felony or (ii) a crime involving fraud, dishonesty or moral turpitude, (d) intentional misconduct as an employee of VIA, including, but not limited to, knowing and intentional violation by you of written policies of VIA or specific directions of the Board of Directors or superior officers of VIA, which policies or directives are neither illegal (or do not involve illegal conduct) nor require you to violate reasonable business ethical standards, your failure, after written notice from VIA, to render services in accordance with your employment, which failure is not cured within ten (10) days of receipt of such notice, whether or not such events are discovered or known by VIA at the time of your termination.

• Non-Solicitation:

You agree that VIA has invested substantial time and effort in assembling its present workforce. Accordingly, you covenant and agree that during the term of your employment and for a period of twelve (12) months following the termination, for any reason, of your employment with VIA, you will not, directly or indirectly, entice or solicit or seek to induce or influence any of VIA’s executives or other key employees to leave their employment with VIA.

• Payments:	Unless otherwise specifically provided herein, all payments made to you as an employee shall be made in accordance with VIA’s normal payroll or reimbursement practices, and shall be subject to tax withholding to the extent required by applicable law, as well as any other voluntary withholdings you may elect.

• Contingencies:

Our offer is contingent upon the following:

1. Our satisfactory completion of a reference check, including a criminal history and background check.

2. Your furnishing us with proof of your identity and authorization to work in the United States.

3. Your execution of a Confidential Information and Invention Assignment Agreement in the form attached.

Failure to meet any of these contingencies will make you ineligible for employment.

Although we hope that your employment with us is mutually satisfactory, please note that your employment at VIA is “at will.” This means that you may resign from VIA at any time with or without cause, and VIA has the right to terminate this employment relationship with or without cause at any time. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration.

We hope that you accept this offer of employment and look forward to your joining us. Please sign and date where indicated and return this letter to me to evidence your understanding of these terms and acceptance of this offer. This offer shall expire at 5:00 p.m. (PT) on October 6, 2006 if we have not received your written acceptance by then.

Sincerely,

VIA PHARMACEUTICALS, INC.

By:	/s/ Larry Cohen
Name:	Larry Cohen
Title:	President and Chief Executive Officer

Agreed to and Accepted:

/s/ James Stewart
James Stewart

Date: October 3, 2006

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